Exhibit 10.1
Anaplan, Inc.
2018 Equity Incentive Plan
Notice of Performance Stock Unit Award
You have been granted performance-based Restricted Stock Units (“PSUs”), each representing the right to receive one share of common stock of Anaplan, Inc. (the “Company”), under the Company’s 2018 Equity Incentive Plan (the “Plan”) on the following terms:

Name of Recipient	[ ● ]
Target Number of PSUs Granted (the “Target Award”)	[ ● ] PSUs
Date of Grant	[ ● ]
Vesting Schedule	PSUs shall vest according to the time-based and performance-based vesting conditions set forth in the “Vesting” Section of the Performance Stock Unit Agreement, including Appendix A attached thereto.
[Performance Periods]	[ ● ]

You and the Company agree that the PSUs are granted under and governed by the terms and conditions of the Plan and the Performance Stock Unit Agreement, including Appendix A attached thereto (the “Agreement”), all of which are attached to, and made a part of, this document. Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Plan or the Agreement.
The Company may, in its sole discretion, decide to deliver any documents related to PSUs awarded under the Plan, future PSUs that may be awarded under the Plan and all other documents that the Company is required to deliver to security holders (including annual reports and proxy statements) by email or other electronic means (including posting them on a website maintained by the Company or a third party under contract with the Company). You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through any on-line or electronic system established and maintained by the Company or a third party designated by the Company.
In addition, by indicating  acceptance of this award through the Company’s online acceptance procedure (which includes online acceptance through a third-party website authorized by the Company), you acknowledge that: (a) you have received, and understand and agree to the terms of, this Notice of Performance Stock Unit Award (this “Grant Notice”), the Agreement, and the Plan (including any exhibits to each document), (b) you accept this award on the terms and conditions set forth in this Grant Notice, the Agreement and the Plan (including any exhibits to each document), and (c) this Grant Notice, the Agreement and the Plan (including any exhibits to each document) set forth the entire understanding between you and the Company regarding the rights to acquire the shares subject to this award and supersede all prior oral and written agreements with respect thereto.

Anaplan, Inc.
2018 Equity Incentive Plan
Performance Stock Unit Agreement

Grant of PSUs
Subject to all of the terms and conditions set forth in the Notice of Performance Stock Unit Award (the “Grant Notice”), this Performance Stock Unit Agreement, including Appendix A attached hereto (this “Agreement”) and the Plan, the Company has granted to you the target number of PSUs set forth in the Grant Notice (the “Target Award”). The actual number of PSUs that may be earned by you, if any, may be more or less than the target number depending on the level of attainment of the applicable performance goals for the performance-based vesting conditions and satisfaction of the time-based vesting conditions as described in the “Vesting” section below and Appendix A.
All capitalized terms used in this Agreement shall have the meanings assigned to them in this Agreement, the Grant Notice or the Plan.

Nature of PSUs	The PSUs are bookkeeping entries. They represent only the Company’s unfunded and unsecured promise to issue shares of common stock on a future date. As a holder of PSUs, you have no rights other than the rights of a general creditor of the Company.

Payment for PSUs	No payment is required for the PSUs that you are receiving.
Vesting
a. Performance-Based Vesting. All of the PSUs are unearned, nonvested and forfeitable as of the Date of Grant. Subject to the satisfaction of the time-based vesting conditions under paragraph b. below, and except as set forth in paragraphs a. and b. of the “Termination” section below, the number of PSUs that become earned, if any, shall be determined based on the extent to which the [Measurement Criteria] (as set forth in Appendix A) is satisfied as of the [Measurement Date].
The actual number of PSUs earned shall be determined by the Administrator as soon as practicable following the [Measurement Date] in accordance with the terms of this Agreement. Any PSUs that do not become earned and vested shall be immediately forfeited, without any further action of the Company whatsoever and without any consideration being paid therefor.
All determinations and interpretations relating to the [Measurement Criteria] shall be made by the Administrator, and all determinations and interpretations made by the Administrator in good faith shall be final and binding upon you, the Company and all other interested persons.
b. Time-Based Vesting. [ ● ]
Notwithstanding the foregoing, if you are, or become, eligible for more favorable vesting acceleration provisions pursuant to a written agreement with the Company (an “Outside Agreement”), the more favorable terms in such Outside Agreement shall apply instead of the acceleration terms in this Agreement, except as expressly provided in this Agreement.
No additional PSU will vest after your status as a Service Provider has terminated for any reason, except as set forth in this Agreement or an Outside Agreement, to the extent you are eligible for benefits thereunder.

Termination of Service
a. CIC Qualified Termination: In the event of a CIC Qualified Termination (as defined in that certain Change in Control and Severance Agreement entered into between you and the Company (the “Change in Control and Severance Agreement”), a number of PSUs shall become earned and vested as of the date on which such CIC Qualified Termination occurs in an amount equal to (i) (A) the Target Award, multiplied by (B) the Earned Percentage, as measured based on the [Measurement Criteria] being deemed achieved at the greater of actual performance (as calculated based on the consideration paid for a share of common stock in the corporate transaction, as applicable1) or the Target Level (as defined in Appendix A), less (ii) any portion of the Target Award that was previously earned and vested, subject to satisfaction of such other terms and conditions (including the requirement to sign and not revoke a release of claims) set forth in the Change in Control and Severance Agreement. Notwithstanding the foregoing or the terms of any Outside Agreement to the contrary, in no event shall the Earned Percentage exceed the Maximum Level (as defined in Appendix A).
b. Non-CIC Qualified Termination: In the event of a Non-CIC Qualified Termination (as defined in the Change in Control and Severance Agreement) on account of your death or Disability (as defined in the Change in Control and Severance Agreement), a number of PSUs shall become earned and vested as of the date on which such Non-CIC Qualified Termination occurs in an amount equal to (i) (A) the Target Award, multiplied by (B) the Earned Percentage, as measured based on the [Measurement Criteria] being deemed achieved at the greater of actual performance (as calculated based on the average 30-calendar day period ending on the date that is two trading days prior to the date on which such Non-CIC Qualified Termination occurs) or the Target Level (as defined in Appendix A), less (ii) any portion of the Target Award that was previously earned and vested, subject to satisfaction of such other terms and conditions (including the requirement to sign and not revoke a release of claims) set forth in the Change in Control and Severance Agreement. [In the event of a Non-CIC Qualified Termination (as defined in the Change in Control and Severance Agreement) other than on account of your death or Disability (as defined in the Change in Control and Severance Agreement), a pro-rata number of PSUs shall become earned and vested as of the date on which such Non-CIC Qualified Termination occurs in an amount equal to the product of (i) (A) the Target Award, multiplied by (B) the Earned Percentage, as measured based on the [Measurement Criteria] being deemed achieved at the greater of actual performance (as calculated based on the average 30-calendar day period ending on the date that is two trading days prior to the date on which such Non-CIC Qualified Termination occurs) or the Target Level (as defined in Appendix A), less (ii) any portion of the Target Award that was previously earned and vested multiplied by (iii) [ ● ], subject to satisfaction of such other terms and conditions (including the requirement to sign and not revoke a release of claims) set forth in any Outside Agreement.] Notwithstanding the foregoing or the terms of any Outside Agreement to the contrary, in no event shall the Earned Percentage exceed the Maximum Level (as defined in Appendix A).

[1] Depending on the type of the corporate transaction, at the discretion of the Company, the consideration may be calculated by reference to the stock price two trading days prior to the date on which the corporate transaction closes, or in the case of an asset sale, actual performance may be based on such criteria as the Company determines to be appropriate, in its discretion.

c. Termination For Any Other Reason: If your status as a Service Provider terminates for any reason other than due to a CIC Qualified Termination or a Non-CIC Qualified Termination, in either case, then, unless otherwise provided in any Outside Agreement, the PSUs will be forfeited to the extent that they have not become earned and vested before the Termination Date (as defined in the following paragraph) and shall not become earned and vested as a result of the termination of your status as a Service Provider. This means that any PSUs that have not become earned and vested under this Agreement will be cancelled immediately as of the Termination Date. You receive no payment for PSUs that are forfeited.
For purposes of the PSUs, your status as a Service Provider will be considered terminated as of the date (the "Termination Date") you are no longer providing active services to the Company, its Parent or any of its Subsidiaries or Affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or otherwise rendering services or the terms of your employment or other service agreement, if any) and will not be extended by any notice period (e.g., your status as a Service Provider will not be extended by any contractual notice period or period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or otherwise rendering services or the terms of your employment or other service agreement, if any). The Administrator shall have exclusive discretion to determine when the Termination Date occurs for purposes of the PSUs (including when you are no longer considered to be a Service Provider while on a leave of absence).

Leaves of Absence and Part-Time Work
If you go on a leave of absence, the treatment of the PSUs will be governed by the Company's Leave of Absence Policy for Share-Based Awards and may include suspension of vesting of the PSUs, to the extent permitted by applicable law.
If you commence working on a part-time basis, the Company may adjust the Vesting Schedule so that the rate of vesting is commensurate with your reduced work schedule, to the extent permitted by applicable law.

Settlement of PSUs
Each PSU will be settled reasonably promptly after the PSU becomes earned and vested (unless you and the Company have agreed in writing to a later settlement date pursuant to procedures the Company may prescribe at its discretion); provided, that settlement shall in all events occur within the “short term deferral period” as defined under Section 409A of the Code.
At the time of settlement, you will receive one share of the Company’s common stock for each earned and vested PSU.
No fractional shares will be issued upon settlement.

Section 409A
Unless you and the Company have agreed to a deferred settlement date (pursuant to procedures that the Company may prescribe at its discretion), settlement of these PSUs is intended to be exempt from the application of Code Section 409A pursuant to Treasury Regulation 1.409A-1(b)(4) and shall be administered and interpreted in a manner that complies with such exception.
Notwithstanding the foregoing, if it is determined that settlement of the PSUs is not exempt from Code Section 409A and the Company determines that you are a “specified employee,” as defined in the regulations under Code Section 409A at the time of your “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h), then this paragraph will apply. If this paragraph applies, and the event triggering settlement is your “separation from service,” then any PSUs that otherwise would have been settled during the first six months following your “separation from service” will instead be settled on the first business day following the earlier of (i) the six-month anniversary of your separation from service or (ii) your death.
Each installment of PSUs that vests is hereby designated as a separate payment for purposes of Code Section 409A.

No Voting Rights or Dividends	The PSUs carry neither voting rights nor rights to cash dividends. You have no rights as a stockholder of the Company unless and until the PSUs are settled by issuing shares of the Company’s common stock.

PSUs Nontransferable	You may not sell, transfer, assign, pledge or otherwise dispose of any PSUs. For instance, you may not use the PSUs as security for a loan. In addition, regardless of any marital property settlement agreement, the Company is not obligated to recognize your former spouse’s interest in the PSUs in any way.

Beneficiary Designation
You may dispose of the PSUs in a written beneficiary designation, if authorized by the Company and to the extent such designation is valid under applicable laws. Any beneficiary designation must be filed with the Company on the proper form. It will be recognized only if it has been received at the Company’s headquarters before your death. If you file no beneficiary designation, if the Company has not authorized the beneficiary designation, if the beneficiary designation is not valid or if none of your designated beneficiaries survives you, then your estate or other legal heirs will receive any vested PSUs that you hold at the time of your death.

Responsibility for Taxes
Regardless of any action the Company or, as applicable, the Parent, Subsidiary or Affiliate employing or otherwise retaining you (the “Service Recipient”) takes with respect to any or all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the participation in the Plan and legally applicable to you (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount, if any, actually withheld by the Company and/or the Service Recipient. You further acknowledge that neither the Company nor the Service Recipient: (1) make any representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the PSUs, including, but not limited to, the grant or vesting of the PSUs, the issuance of shares upon settlement of the PSUs, the subsequent sale of shares acquired pursuant to such settlement or the receipt of any dividends; or (2) commit to or are under any obligation to structure the terms of the PSUs or any aspect of the PSUs to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to tax in more than one jurisdiction, you acknowledge that the Company and/or the Service Recipient (or former service recipient, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to any relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company and/or the Service Recipient to satisfy all Tax-Related Items. In this regard, you authorize the Company and/or the Service Recipient to satisfy any withholding obligations with regard to Tax-Related Items by one or a combination of the following: (a) withholding from your salary, wages or other compensation payable to you by the Company and/or the Service Recipient, (b) withholding shares of Company common stock otherwise issuable in connection with the vesting/settlement of the PSUs, (c) withholding from proceeds of the sale of shares acquired upon vesting/settlement either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization without further consent), or (d) any other method determined by the Administrator to be in compliance with applicable laws; provided, however, that if you are a Company officer subject to Section 16 of the Exchange Act, then the Tax-Related Items will be satisfied by withholding in shares of Company common stock, unless otherwise determined in advance by the Board.
The Company may withhold or account for Tax-Related Items by considering the statutory withholding amount or other withholding rates, including maximum rates applicable in your jurisdiction(s), in which case you may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent in shares.
If the withholding obligation for Tax-Related Items is satisfied by withholding in shares of Company common stock, for tax purposes, you will be deemed to have been issued the full number of shares subject to the PSUs, notwithstanding that a number of shares is held back solely for the purpose of paying the Tax-Related Items.

Finally, you agree to pay to the Company or the Service Recipient any amount of Tax-Related Items that the Company or the Service Recipient may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue and/or deliver the shares of Company common stock or proceeds from the sale of shares of Company common stock, if you fail to comply with your obligations in connection with the Tax-Related Items.

Restrictions on Issuance / Compliance with Law	Notwithstanding any other provision in the Plan or this Agreement, unless there is an available exemption from registration, qualification or other legal requirement applicable to the shares of Company common stock, the Company shall not be required to issue any shares to you prior to the completion of any registration or qualification of the shares under any U.S. or non-U.S. local, state or federal securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental body, or prior to obtaining any approval or other clearance from any U.S. or non-U.S. local, state or federal governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. You understand that the Company is under no obligation to register or qualify the Company’s shares with the SEC or any state or non-U.S. securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares. Further, you agree that the Company shall have unilateral authority to amend this Agreement with your consent to the extent necessary to comply with securities or other laws applicable to the issuance of shares.

Restrictions on Resale	You agree not to sell any shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your status as a Service Provider continues and for such period of time after the termination of your status as a Service Provider as the Company may specify. You further agree to comply with the Company’s Insider Trading Compliance Policy when selling shares of the Company’s common stock.

Nature of Grant	In accepting the PSUs, you acknowledge, understand and agree that: (a) the Plan is established voluntarily by the Company, it is discretionary in nature, and the Company may amend, modify, suspend or terminate the Plan at any time, to the extent permitted by the Plan; (b) the grant of the PSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of PSUs or benefits in lieu of PSUs, even if PSUs have been granted in the past; (c) all decisions with respect to future PSUs or other grants, if any, will be at the sole discretion of the Company; (d) neither your award nor this Agreement alters the at-will nature of your relationship; (e) neither the PSUs nor this Agreement gives you the right to remain retained by the Company, its Parent or any Subsidiary or Affiliate in any capacity; (f) if you are not providing services to the Company, the PSU grant does not establish an employment or other service relationship with the Company; (g) you are voluntarily participating in the Plan; (h) the PSUs and the shares of Company common stock subject to the PSUs, and the income from and value of same, are not intended to replace any pension rights or compensation; (i) the PSUs and the shares of Company common stock subject to the PSUs, and the income from and value of same, are not part of normal or expected compensation for purposes of, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday pay, bonuses, long-service awards, pension or retirement or welfare benefits or similar mandatory payments; (j) the future value of the shares of Company common stock subject to the PSUs is unknown, indeterminable, and cannot be predicted with certainty; (k) no claim or entitlement to compensation or damages shall arise from the forfeiture of the PSUs resulting from the termination of your status as a Service Provider (for any reason whatsoever, whether or not later found to be invalid or in breach of employment or other laws in the jurisdiction where you are employed or otherwise rendering service, or the terms of your employment or other service agreement, if any); (l) unless otherwise agreed with the Company, the PSUs and the shares of Company common stock acquired under the Plan, and the income from and value of same, are not granted as consideration for, or in connection with, any service you may provide as a director of any Parent, Subsidiary or Affiliate; and (m) unless otherwise provided in the Plan or by the Company in its discretion, the PSUs and the benefits evidenced by this Agreement do not create any entitlement to have the PSUs transferred to, or assumed by, another company, nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of Company common stock.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Company common stock, the number of the PSUs will be adjusted pursuant to the Plan.
No Advice Regarding Grant	The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or the acquisition or sale of shares of Company common stock. You should consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

Insider Trading/Market Abuse Laws	You understand that you may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including but not limited to the United States, your country and the broker’s country and the country or countries in which the shares are listed, which may affect your ability, directly or indirectly, to purchase or sell, or attempt to sell or otherwise dispose of shares, rights to shares (PSUs), or rights linked to the value of shares during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdiction(s)). Local insider trading laws and regulations prohibit the cancellation or amendment of orders you placed before possessing the inside information. Furthermore, you understand that you may be prohibited from (i) disclosing the inside information to any third party, including fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties by sharing with them Company inside information, or otherwise causing third parties to buy or sell Company securities. Any restrictions under these laws or regulations are separate from and in addition to restrictions that may apply to you under the Company’s Inside Trading Policy. It is your responsibility to comply with the Company’s Insider Trading Policy and any applicable legal or regulatory trading restrictions. You should consult with your personal legal advisor on this matter.

Foreign Asset/Account Reporting Requirements	If you reside in a country outside the U.S., there may be certain foreign asset and/or account reporting requirements which may affect your ability to acquire or hold shares or cash received from participating in the Plan (including from any dividends paid on shares of Company common stock) in a brokerage or bank account outside your country. You may be required to report such accounts, assets or related transactions to the tax or other authorities in your country. You may also be required to repatriate sale proceeds or other funds received as a result of your participation in the Plan to your country within a certain time after receipt. It is your responsibility to comply with such regulations and you should speak to your personal legal advisor on this matter.

Language	You acknowledge that you are sufficiently proficient in English or have consulted with an advisor who is sufficiently proficient in English, so as to allow you to understand the terms and conditions of this Agreement. If you have received this Agreement or any other document(s) related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

Effect of Significant Corporate Transactions
If the Company is a party to a merger, consolidation, or certain change in control transactions, then the PSUs will be subject to the applicable provisions of Article 9 of the Plan, provided that any action taken must either (a) preserve the exemption of the PSUs from Code Section 409A or (b) comply with Code Section 409A.

Recoupment Policy	This award, and the shares acquired upon settlement of this award, shall be subject to the Anaplan Executive Officer Compensation Recoupment Policy, as may be amended from time to time (as applicable), and/or any other compensation recoupment or clawback policy as adopted by the Company, in effect from time to time, or as required by applicable law, rules, regulations or stock exchange listing standards.

Imposition of Other Requirements	The Company reserves the right to impose other requirements on your participation in the Plan and on any shares of Company common stock acquired under the Plan, if the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

Governing Law; Venue
This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to its choice-of-law provisions). For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of San Francisco County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.

Severability	The provisions of this Agreement are severable and if any one or more of the provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions will nevertheless be binding and enforceable.

Waiver	You acknowledge that a waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by your or any other Participant.

The Plan and Other Agreements
The text of the Plan is incorporated in this Agreement by reference.
The Plan, this Agreement, any Outside Agreement and the Grant Notice constitute the entire understanding between you and the Company regarding this award. Any prior agreements, commitments or negotiations concerning this award are superseded.

BY ACCEPTING THIS PSU AWARD, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED IN THIS AGREEMENT, THE GRANT NOTICE AND THE PLAN.

APPENDIX A
TO THE
PERFORMANCE STOCK UNIT AGREEMENT
UNDER THE ANAPLAN, INC.
2018 EQUITY INCENTIVE PLAN
Performance Vesting Requirements

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